Exhibit 99.1

JAVELIN MORTGAGE INVESTMENT CORP. ANNOUNCES

APPOINTMENT OF NEW CHIEF OPERATING OFFICER

VERO BEACH, Fla. – August 27, 2013 – JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) today announced that the Board of Directors has appointed Mr. Mark Gruber as Chief Operating Officer of the Company, effective September 3, 2013.

Mr. Gruber is Head of Portfolio Management at ARMOUR Residential Management LLC (“ARRM”), the external manager of the Company and ARMOUR Residential REIT, Inc., a publicly traded real-estate investment trust (“REIT”) that invests in and manages a leveraged portfolio of agency mortgage-backed securities. From April 2008 until joining ARRM in July 2010,  Mr. Gruber managed a $1.1 billion mortgage portfolio for Penn Mutual Life Insurance. From June 2005 to March 2008, Mr. Gruber was Vice-President of Research and Trading at Bimini Capital Management, Inc., a publicly traded REIT that managed $4 billion in agency mortgage assets. Mr. Gruber previously worked for Lockheed Martin at the Knolls Atomic Power Laboratory where he was an engineer for the Naval Nuclear Propulsion Program. Mr. Gruber holds an M.B.A. with University Honors from the Tepper School of Business at Carnegie Mellon, an M.S. degree in Mechanical and Aerospace Engineering from the University of Virginia, and a B.S. degree in Mechanical Engineering with High Honors from Lehigh University.

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate agency residential mortgage-backed securities and non-agency residential mortgage-backed securities. JAVELIN is externally managed and advised by ARRM, an investment advisor registered with the Securities and Exchange Commission (“SEC”). JAVELIN Mortgage Investment Corp. has elected to be taxed as a real estate investment trust for U.S. Federal income tax purposes, commencing with JAVELIN's taxable year ended December 31, 2012.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including those risks set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in the Company's SEC filings.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.javelinreit.com or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain

Chief Financial Officer

JAVELIN Mortgage Investment Corp.

(772) 617-4340